                              PROCEDURES MEMORANDUM
                     (PURSUANT TO RULE 6E-3(T)(B)(12)(iii))

                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
--------------------------------------------------------------------------------
                        Variable Universal Life Insurance


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                                Revised 04/21/04

                                TABLE OF CONTENTS

ISSUANCE AND RELATED TRANSACTIONS                                              3

  1. ISSUANCE                                                                  3
   A. Applications and Policy Issuance                                         3
   B. Effective Date of Contract and Interest Calculation                      3
   C. Contract Amendments                                                      4

  2. FREE LOOK                                                                 4
   A. Free Look Period                                                         4
   B. Delivery Date Assumptions                                                4

  3. MINIMUM ISSUE LIMIT                                                       5

  4. ALLOCATION TO THE VARIABLE ACCOUNT                                        5
   A. Timing of the Allocation to the Variable Account                         5

  5.  REINSTATEMENT                                                            5

REDEMPTIONS, TRANSFERS, AND LOANS                                              5

  6. LOANS                                                                     5
   A. Loans at Issue                                                           5
   B. Loan at Issue Rates                                                      5
   C. Preferred Loans                                                          5
   D. Loan Payments                                                            6
   E. Loan Repayments                                                          6
   F. Source of Loans                                                          6

  7. WITHDRAWALS                                                               6
   A. Minimum Amount Remaining After Partial Withdrawal                        6
   B. Tax Withholding                                                          7

  8. TRANSFERS                                                                 7
   A. Transfer Privilege                                                       7
   B. Minimum Transfer Amounts and Timing                                      7
   C. Telephone Transfers                                                      8
   D. Confirmations of Transfer Requests                                       8
   E. Asset Rebalancing                                                        8
   F. Asset Allocation Models                                                  9
   G. Dollar Cost Averaging                                                   10

PAYMENTS                                                                      11

  9.  SUBSEQUENT PREMIUM                                                      11
   A. Underwriting Subsequent Payments                                        11
   B. Allocation of Subsequent Payments                                       11
   C. Payment Not Honored By Bank                                             11

  DEATH                                                                       11

  10. DEATH BENEFIT                                                           11

   A. Definition of Due Proof of Death                                        11
   B. Death Benefit Calculation                                               12

  EXHIBIT 1                                                                   13

                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON

              Memorandum Regarding Issuance, Face Amount Increases,
                       Redemption and Transfer Procedures

This memorandum sets forth the information called for by Rule 6e-3(T)(b)(12)(iii) under the Investment Company Act of 1940 (the "1940 Act") with respect to procedures for issuance, face amount increases, redemptions and transfers under the modified single payment variable life insurance Contract forms SPV-9890 and SPV-9891, or state-specific variations of such contract forms ("Contracts") offered through LLAC Variable Account (the "Variable Account") of the Liberty Life Assurance Company of Boston ("Liberty Life"). That rule provides an exemption for separate accounts, their investment advisors, principal underwriters and sponsoring insurance companies from Sections 2(c), 22(d), 22(e), and 27(c)(1) of the 1940 Act and Rule 22c-1 thereunder for issuance, face amount increase, transfer and redemption procedures under flexible premium variable life insurance policies to the extent necessary to comply with Rule 6e-3(T), state insurance law and regulations, and established administrative procedures of the life insurance company. In order to qualify for the exemption, procedures must be reasonable, fair and not discriminatory and they must be disclosed in the registration statement filed by a separate account. In certain states the Contracts may be offered as group contracts with individual ownership represented by Certificates. The discussion of Contracts in this document applies equally to Certificates under group contracts, unless the context specifies otherwise.

Liberty Life believes its procedures meet the requirements of Rule 6e-3 (T) (b)
(12) (iii) and states the following:

1. Because of the insurance nature of the contract and due to the requirements of state insurance laws, the procedures necessarily differ in significant respects from procedures for mutual funds and contractual plans for which the 1940 Act was designed.

2. Many of the procedures used by Liberty Life have been adopted from established procedures for variable universal life insurance contracts of other companies and from Liberty Life's established procedures for its universal life insurance contracts and modified single premium whole life insurance contract.

3. In structuring its procedures to comply with Rule 6e-3(T), state insurance laws and established administrative procedures, Liberty Life has attempted to comply with the intent of the 1940 Act.

4. In general, state insurance laws require that Liberty Life procedures be reasonable, fair and not discriminatory.

5. Because of the nature of the insurance product, it is often difficult to determine precisely when Liberty Life procedures deviate from those required under Sections 22(d), 22(e) or 27 (c) (1) of the 1940 Act or Rule 22c-1 thereunder. Accordingly, set out below is a summary of the principal Contract provisions and procedures not otherwise described in the prospectus which may be deemed to constitute, either directly or indirectly, such a deviation. The summary, while comprehensive, does not attempt to treat each and every procedure or variation which might occur and includes certain procedural steps which do not constitute deviations from the above-cited sections or rule.

Issuance and Related Transactions

1. Issuance

A.    Applications and Policy Issuance

      An applicant may apply to purchase a Contract by submitting a written application to Liberty Life through one of our authorized agents. We will not issue Contracts to insure people who are older than age 85. Upon receipt of a completed application, Liberty Life will follow certain insurance underwriting (e.g. evaluation of risks) procedures designed to determine whether the applicant is insurable. This process may involve such verification procedures as medical examinations and blood testing, and may require that further information be provided by the proposed insured before a determination can be made. A Contract will not be issued until the underwriting procedure has been completed. Acceptance of an application is subject to Liberty Life's insurance underwriting rules.

B.    Effective Date of Contract and Interest Calculation

      The Contract Date is the effective date of insurance coverage under the Contract. Liberty Life uses the Contract Date to determine Contract Anniversaries, Contract Years and Monthly Dates. If an application is taken by an authorized agent of Liberty Life, and is approved through simplified underwriting by Liberty Life, the Contract Date will be the date of application, provided the initial Payment is submitted with the application. The authorized agent of Liberty Life is instructed to forward the initial Payment and application to the Liberty Life Service Center ("Service Center"). If the initial Payment is received at the Service Center within ten business days of the application date, Liberty Life will assign the application date as the Contract Date and interest will begin to be credited and charges accrued as of this date. If Liberty Life does not receive the initial Payment within ten business days of the application date, or if the initial Payment is dated later than the application date, Liberty Life reserves the right to amend the Contract Date to the date that Payment is received in the Service Center. If the Contract Date is amended, Liberty Life will begin crediting interest and deducting monthly charges as of the amended Contract Date. Liberty Life will honor the initial Contract Date if the application and initial Payment are lost in the mail and the envelope in which they are received is postmarked within ten days of the application date. If the application and initial Payment are received more than thirty days from the application date, Liberty Life reserves the right to return the initial Payment, and request that a new application and any applicable underwriting requirements be submitted.

      If the application requires normal underwriting and is approved, the Contract Date will be the date the authorized agent of Liberty Life takes the initial Payment. Interest will be credited at the Fixed Account interest rate, beginning on the Contract Date. Any Contract charges will be deducted as of the Contract Date. If the application requires normal underwriting, and the application is submitted without the initial Payment, when an authorized agent of Liberty Life delivers your Contract Liberty Life will require sufficient Payment to place insurance in force. The Contract Date will be the date an authorized agent of Liberty Life receives the initial Payment.

      If an application requires normal underwriting, and an initial Payment has been accepted by an authorized agent of Liberty Life, Liberty Life will issue a Temporary Insuring Agreement.

      Temporary insurance is subject to the terms and maximums stated in the Temporary Insuring Agreement.

      If the application is declined by Liberty Life, or issued other than applied for and declined by the proposed Insured, the initial Payment will be refunded to the proposed Owner without interest. If the proposed Insured refuses a Contract, which is offered as applied for, the initial Payment will be refunded to the proposed Owner without interest.

C.    Contract Amendments

      A Contract Amendment is a change to certain information shown on the Contract application (see Exhibit 1). If there is a change to this certain Contract information, Liberty Life will send out a Contract Amendment for signature. The Contract date will remain the same. Liberty Life will not allocate the initial Payment to the Variable Account until the Contract Amendment is received at the Service Center. Once the signed Contract Amendment is received at the Service Center, the Free Look Period will begin as of the date the Amendment is signed. If the Contract Amendment is outstanding for thirty days, Liberty Life will cancel the Contract and return the Payment to the Contract Owner without interest.

2. Free Look

A.    Free Look Period

      The Contract Owner may cancel the Contract by returning it to us within the Free Look period as provided by state law. The following table sets out the Free Look period for each state on non-replacement business:

                             10 Day Free Look Period

      AL, AK, AZ, AR, CA, CT, DC, DE, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY

                             15 Day Free Look Period

      CO

                             20 Day Free Look Period

      ND

      If the Contract Owner returns the Contract during the Free Look Period, coverage terminates and Liberty Life will pay the Contract Owner an amount equal to their initial Payment or Account Value, as required by state law.

B.    Delivery Date Assumptions

      If the Contract Date is the same as the date the application is approved, Liberty Life will begin the Free Look Period on the Contract Date and move the Payment from the Fixed Account to the Variable Account at the end of the Free Look Period plus five days. If the approval date of the application is later than the Contract Date, the Free Look Period will begin five days after the policy has been issued and mailed from the Service Center or its authorized agent and the Payment will be moved from the Fixed Account to the Variable Account at the end of the Free Look period plus five days. If the application is submitted without the initial Payment, and Liberty Life approves the Contract, the Free Look Period will begin on the day an authorized agent of Liberty Life has delivered the Contract and collected the initial Payment. In states that require a delivery notice (California, Colorado and West Virginia) Liberty Life will begin the Free Look period as of the date the delivery notice or the Contract Amendment is signed.

      If a Contract is issued with a Contract Amendment, Liberty Life will not consider a Contract to be delivered until any and all outstanding Contract Amendments have been signed and received. Liberty Life will begin the Free Look Period for Contracts with Amendments on the date the Amendment is signed. If an outstanding Amendment is not signed and returned to the Service Center, Liberty Life reserves the right to withdraw the offer of coverage, and return any Payment without interest.

3. Minimum Issue Limit

      The initial Payment purchases a Death Benefit initially equal to the Contract's initial Death Benefit. The minimum initial Payment is $10,000. In the case of 1035 exchange, which at the time of sale was estimated to be worth $10,000, Liberty Life will accept the actual payment received as the initial Payment, waiving the $10,000 minimum.

4. Allocation to the Variable Account

A.    Timing of the Allocation to the Variable Account

      When administering a Modified Single Payment Variable Life Insurance Contract, Liberty Life allocates the initial Payment to the Fixed Account as of the Contract Date. Liberty Life generally will then reallocate that amount (including any interest) among the Variable Account and the Fixed Account, in accordance with instructions from the Contract Owner, five days after the end of the Free Look Period (see Free Look Period, 2A.). Allocation of the initial Payment into the Variable Account will be delayed if Contract Amendments are needed. Once all outstanding Contract Amendments are received, Liberty Life will begin the Free Look Period based on the latest dates the Contract Amendments were signed and allocate the Payment plus interest to the Separate Account five days after the end of the Free Look Period.

5. Reinstatement

      If a Contract lapses because of insufficient Surrender Value to cover the Monthly Deductions, and it has not been surrendered, it may be reinstated at any time within five years from the end of the Grace Period and before the Maturity Date. Reinstatement is subject to:

      A.    Receipt of evidence of insurability satisfactory to Liberty Life;

      B. Payment of the next three Monthly Deductions from the date of reinstatement, plus any outstanding interest on Indebtedness and any outstanding fees that had accrued prior to lapse. (Note: Interest does not accrue during the lapse period).

      C. Reinstatement of any Indebtedness against the Contract. If outstanding Indebtedness is repaid in full during the reinstatement period, it will always be sufficient to reinstate a Modified Single Payment Variable Life Insurance Contract even if the Indebtedness is less than the amount otherwise necessary to reinstate the Contract.

      The effective date of reinstatement of a Contract will be the date that Liberty Life approves the reinstatement request. Suicide and incontestability provisions will apply from the effective date of reinstatement.

Redemptions, Transfers, and Loans

6. Loans

A.    Loans at Issue

      Loans at Issue are permissible by Liberty Life only in the case of a 1035 Exchange. Liberty Life will accept outstanding loans that are not greater than 50 percent of the total Account Value exchanged. Liberty Life reserves the right to change Loan at Issue limits at its discretion. Changes will be applied uniformly to all applicants.

B.    Loans at Issue Rates

      Loans at Issue will be charged at a rate of 4.25%. Liberty Life will credit interest on the outstanding loan balance at a rate of 3.5%.

C.    Preferred Loans

      Liberty Life will determine the amount available for a preferred loan by determining the earnings of the Contract since its inception. Earnings equal: (A)minus (B)minus (C)minus (D)plus (E); where

                        (A)  is the Account Value
                        (B)  is total Payments made
                        (C)  is the preferred loan balance
                        (D)  is accrued loan interest; and
                        (E) is all prior partial withdrawals in excess of earnings.

D.    Loan Payments

      Once a Contract loan is requested and approved by Liberty Life, the payment will be sent out within seven days. All requirements must be satisfied in order for Liberty Life to process a loan. Loan requests must be submitted in writing to the Service Center.

                           Liberty Life Service Center
                                 100 Liberty Way
                                 Dover, NH 03820

E.    Loan Repayments

      Contract Owners may repay a loan in full or make a partial repayment on any Contract loan while the Contract is still in effect. Liberty Life will treat any payment we receive from a Contract Owner as a loan repayment, unless otherwise instructed in writing. Any portion of a payment in excess of the loan repayment will be treated as additional Payment to the Contract. Liberty Life will deduct an amount equal to the loan repayment from the Loan Account and allocate the Payment proportionately among the Sub-Accounts and the Fixed Account on the same basis as additional Payments are allocated, unless instructed otherwise.

      If a specific loan is not selected for Loan Repayment, the last loan taken will be the first loan repaid. Loan repayments, unless the Contract Owner directs otherwise in writing, will be repaid in the following order:

                        -    Non Preferred
                        -    Preferred
                        -    Loan at Issue

      D.    Source of Loans

      The Contract Owner can specify the source of the loan (the accounts he or she would like the money removed from), but cannot direct that more than a pro rata share of the loan be made from the Fixed Account. If the Contract Owner does not specify the source of the loan, the loan will be made from the Sub-Accounts and Fixed Account based on the proportionate Account Value in each account.

7. Withdrawals

A.    Minimum Amount Remaining After Partial Withdrawal

      Partial withdrawals are permitted after the first Contract Year. A

      Contract Owner may make a partial withdrawal under this Contract. Partial withdrawals must be at least $250. If in any Contract Year more than one partial withdrawal is taken, Liberty Life may charge a transaction fee of the lesser of $25 or 2% of the amount of the subsequent partial withdrawal(s). The Contract Owner may select the Sub-Accounts from which to deduct the amount of the partial withdrawal. If the Contract Owner does not indicate which Sub-Accounts the withdrawal will be deducted from, the amount of the partial withdrawal will be deducted on a pro rata basis from the Sub-Accounts and the Fixed Account. The Contract Owner cannot direct more than a pro rata share be removed from the Fixed Account. The Initial Death Benefit is reduced on the date of the partial withdrawal proportionately to the Account Value reduction. If a partial withdrawal less any applicable withdrawal charge reduces the Account Value to below Liberty Life's current minimum of $10,000, the withdrawal request will not be processed, unless the Contract Owner instructs Liberty Life to treat the request as a full surrender of the Contract. Liberty Life will not process a full surrender without written consent from the Contract Owner.

      Example of proportionate reduction in initial Death Benefit:

         1. Account Value before withdrawal:                      $    50,000
         2. Initial Death Benefit before withdrawal:              $   100,000
         3. 7702 Corridor Percentage (assume age 35):                     250%
         4. Death Benefit before withdrawal (1) x (3):            $   125,000
         5. Withdrawal:                                           $    10,000
         6. Account Value after withdrawal:                       $    40,000
         7. Revised initial Death Benefit after withdrawal
            (2) x (6) / (1):                                      $    80,000
         8. New Death Benefit after withdrawal (6) x (3):         $   100,000

B.    Tax Withholding

      When a partial withdrawal or full surrender is requested, Liberty Life will not withhold taxes, unless instructed to do so. If no tax withholding instructions are included with the request, Liberty Life will process the request for the total amount requested and will not withhold taxes, unless otherwise required by law.

8. Transfers

A.    Transfer Privileges

      Liberty Life imposes the following limits and restrictions on the number, timing, and processing requirements of transfer requests:

      (1) Up to 20 transfers each calendar year are allowed via telephone, fax or mail;
      (2) Transfers above the 20 limit are accepted only if they are in a form acceptable to us, as described below, and are sent to us by mail;
      (3) Transfers above the 20 limit will be rejected if requested via telephone or fax.

      Currently, we do not accept electronic transfer requests.

      Additional restrictions may be imposed on Contract Owners effecting frequent transfers, or identified patterns of short-term trading activity which, in Liberty Life's judgment, are potentially detrimental to other Contract Owners, even if the number of transfers submitted is below 20 per year. Such restrictions may include limiting, delaying or refusing additional transfer instructions. Written notification will be provided if a transfer request is rejected, or if special restrictions are being imposed.

      In certain circumstances, some of the Portfolios in which the Sub-Accounts of the Variable Account invest reserve the right to delay transfer requests, either on the purchase or redemption side of the transaction, and some Portfolios may refuse transfer requests for purchase transactions. If this happens, Liberty Life may not be able to effect some transfer requests. Under our contractual agreements with the Portfolios, we may impose limitations or restrictions on transfers, to the extent required or permitted under applicable law. Written notification will be provided if

      Liberty Life is not able to process a requested transfer or if a restriction or limitation on transfer activity is imposed on a Contract.

B.    Minimum Transfer Amounts and Timing

      Transfer amounts will be based on the Accumulation Unit Value next determined following receipt of valid, complete transfer instructions by Liberty Life. Transfer requests must be in a form acceptable to Liberty Life. Subject to limitations described above, written requests signed by the Contract Owner on a form that we provide for requesting transfers are acceptable. Other legible written requests with the appropriate Contract number and complete instructions can be accepted unless limitations on transfer activity have been imposed by Liberty Life. Requests can also be made by telephone as authorized by Liberty Life. Transfer requests received at the Service Center after the close of the New York Stock Exchange ("NYSE") (normally 4:00 p.m. Eastern Time), will be priced on the next business day after received. Transfer requests received at the Service Center in writing before the close of the NYSE (normally 4:00 p.m. Eastern Time), on any day that the NYSE and Liberty Life is open will be priced as of the day received, unless Liberty Life is closed in the case of an emergency. If Liberty Life is closed, transfer requests will be priced as of the day Liberty Life and the NYSE are next open. The minimum partial transfer amount is $250 from a single Sub-Account or Fixed Account, unless the amount requested is the entire balance in the Sub-Account or Fixed Account. If less than $500 would remain in a Sub-Account or Fixed Account after a transfer, Liberty Life requires a transfer of the entire balance.

C.    Telephone Transfers

      Transfers will be accepted by telephone, unless the Contract Owner elected not to allow such transfers at the time of application, or if limitations or special restrictions are in effect. Telephone Privileges will be automatically granted in all available states unless the Contract Owner elects "No Telephone Privileges" on the application at issue. If a state does not allow Telephone Privileges to be automatically granted, Liberty Life may allow telephone transfers upon receipt of the Contract Owner's written consent to process telephone transfers. Telephone Privileges may be cancelled after Contract issuance by submitting the request in writing to the Liberty Life Service Center. The cut off time for telephone transfer requests to be effective on the same day received is normally 4:00 p.m. Eastern Time each day that the NYSE and Liberty Life are open. Transfer requests received over the telephone before and up until 4:00 p.m. Eastern Time will be processed on that day at that day's price. Transfers received after the close of the New York Stock Exchange (normally 4:00 p.m. Eastern Time), will be processed on the next business day and priced as of the next business day. Transfer requests received after the official closing of the NYSE will be priced the next business day that the NYSE and Liberty Life are open. If Liberty Life is closed due to an emergency, transfer requests will be honored as of the business day that Liberty Life received the request or, if the NYSE is not open, on the next business day that the NYSE is open.

      If a Contract Owner calls in to make a transfer prior to the NYSE close, and then calls back to cancel the transfer, we will cancel it only if the request to cancel is received prior to the close of the NYSE. Any requests to cancel a transfer after the close of the NYSE will not be honored.

      Written notification will be provided if a transfer request cannot be processed because the 20 transfer per calendar year limit on telephone transfer requests has been reached, or if a special restriction is imposed due to frequent transfer activity or identified patterns of short-term trading.

D.    Confirmations of Transfer Requests

      Written acknowledgment of transfers between Sub-Accounts will be provided at three points in time: (1) a confirmation notice will be sent to the Contract Owner within five days of receipt of the request, (2) the quarterly statement will reflect transfers, and (3) the annual statement will reflect transfers.

      The transfer provisions may be suspended, modified or terminated at any time by Liberty Life.

E.    Asset Rebalancing

      A Contract Owner may elect to have transfers made automatically among the Sub-Accounts of the Variable Account on an annual, semi-annual, quarterly or monthly basis, so that Account Value is reallocated to match the percentage allocations in the Contract Owner's premium allocation elections. Asset Rebalancing will occur on the 25th day of the month in which the rebalancing is scheduled to occur. The Contract Owner may choose a day other than the 25th. Asset Rebalancing is not available until the end of the Free Look Period. If the Contract Owner chooses a date prior to the end of the Free Look Period, we will schedule Asset Rebalancing to be on the 25th of the month in which the Free Look Period ends. Liberty Life will require the administrative form five business days prior to the 25th day of the month, or five business days prior to the selected date of the automatic Asset Rebalancing. Automatic transfers into or out of the Fixed Account are not permissible. Transfers under this program will not be subject to the $250 minimum transfer amounts. An election to participate in the automatic Asset Rebalancing program must be in writing on the form prescribed by and returned to Liberty Life at its Service Center. Currently, automatic transfers through the Asset Rebalancing program do not count towards the limit of 20 transfers described above. In the future, we may count such transfers toward the limit. In the event of such a change, written notification will be provided to affected Contract Owners in advance of the effective date of the change.

F.    Asset Allocation Models

      Standard & Poor's Inc. ("S&P") has developed several asset allocation models for use with the Contract.

      If a Contract Owner decides to use a model, Liberty Life will automatically enroll the Contract in the Asset Rebalancing Program and allocate Payments in accordance with the percentages specified in one of the S&P models. Only one model may be used at a time. If Contract Owners wish to allocate a portion of Payments or Account Value to the Fixed Account, they must instruct us specifically, because none of the models includes the Fixed Account. Liberty Life will rebalance the total Sub-Account Values in accordance with the chosen model on a quarterly basis.

      If a model is chosen at the time of application, the first time the Sub-Account values will be rebalanced is the 25th day of the month following the Free Look Period. If a model is chosen after the Contract has been issued, the first time the Sub-Account values will be rebalanced is the 25th day of the last month in the calendar quarter in which use of the model was requested. The Contract Owner may choose a day other than the 25th. If the Contract Owner wishes, they may instruct us, in writing, to rebalance their Sub-Account values monthly, semi-annually, or annually instead of quarterly. Written instructions must be mailed to the Service Center. Liberty Life will require the instructions to be received five business days prior to the selected date of the next scheduled automatic Asset Rebalancing.

      Contract Owners may choose to use an S&P asset allocation model at any time. Contract Owners may also discontinue use of the models at any time. Liberty Life will automatically discontinue use of a model if the Contract Owner (a) discontinues the Asset Rebalancing program or (b) gives us instructions to change the allocations of Payments or Account Value among the Sub-Accounts. Instructions to discontinue use of the asset allocation model must be received five business days prior to the date Asset Rebalancing is scheduled to occur.

      Periodically, S&P will review the models. If Liberty Life decides to change the percentage allocations under a model, Contract Owners using that model will be notified before we implement the change. If the change to a model involves the addition of a Sub-Account that was not previously available to the Contract Owner, Liberty Life will require current Contract Owners using the asset allocation model to give their consent to have their Account Value allocated according to the revised model allocations. Consent may be given by sending written instructions to the Liberty Life Service Center or by calling the Service Center, if the Contract Owner did not refuse Telephone Privileges on the application. If Liberty does not receive consent from a Contract Owner to change to the revised model or an election of another available model, the Contract Owner will cease to participate in the model program as of the effective date of the change in the model. Allocations of the non-responsive Contract Owners' existing Account Value and future Payments will remain unchanged until contrary instructions are received, and the Asset Rebalancing program will continue to apply. If the changes to the model involve only Sub-Accounts that were already available to the Contract Owner for allocation of Account Value, Contract Owners will be given a reasonable time to instruct Liberty Life not to reallocate according to the new percentages. If the Contract Owner does not respond within the specified time, we will apply the revised model to the Contract. If a Contract Owner is not enrolled in a model at the time S&P decides to make a percentage change to the allocations, they will not be notified of the changes.

G.    Dollar Cost Averaging

      Before the end of the Free Look Period, a Contract Owner may designate a portion of the Account Value attributable to the Fixed Account, or any Sub-Account, to be automatically transferred, on a monthly basis, to one or more of the Sub-Accounts, or the Fixed Account. The Dollar Cost Averaging process will not take place until the end of the Free Look Period. If the Contract Owner chooses a date prior to the end of the Free Look Period, we will begin Dollar Cost Averaging on the 1st (or any other day elected) of the month immediately following the end of the Free Look Period. If no election is made as a source account, Liberty Life will not process the request and will contact the Contract Owner to obtain the necessary information. After the end of the Free Look Period, a Contract Owner may designate a portion of the Account Value attributable to the Sub-Accounts to be automatically transferred, on a monthly basis, to one or more of the Sub-Accounts or the Fixed Account. If no election is made as a source account, Liberty Life will not process the request and will contact the Contract Owner to obtain the necessary information. Dollar Cost Averaging from the Fixed Account cannot be elected after the end of the Free Look Period. A Contract Owner may enroll in this program at the time the Contract is issued or anytime, thereafter, by properly completing the administrative form and returning it to Liberty Life at its Service Center at least five business days prior to the 1st day of a month, which, unless otherwise elected, is the date that all Dollar Cost Averaging transfers will be made. If a Contract Owner enrolls in the Dollar Cost

      Averaging program after the Contract has been issued, the Fixed Account is not an available option to be designated as the source account. If a Contract Owner wishes to choose a day other than the 1st of the month, Liberty Life will require the form five business days prior to that date. If Dollar Cost Averaging is not elected at issue then the Fixed Account cannot be used as the source account.

      The Contract Owner may choose to Dollar Cost Average a fixed amount until a specified date, or until the funds are exhausted. The Contract Owner may choose to transfer all values over a specified period of time. The Contract Owner may make the election in percentages or in whole dollar amounts. Dollar Cost Averaging will terminate when (1) the number of designated monthly transfers has been completed, (2) the Account Value attributable to the DCA Account is insufficient to complete the next transfer, (3) the Owner requests termination in writing and such writing is received by the Service Center at least five business days prior to the next transfer date in order to cancel the transfer scheduled to take effect on such date, or (4) the Policy is surrendered.

      A Contract Owner may initiate or reinstate Dollar Cost Averaging or change existing Dollar Cost Averaging terms by properly completing the new enrollment form and returning it to the Service Center at least 5 business days prior to the next transfer date on which such transfer is to be made.

      If the Contract Owner wishes to discontinue Dollar Cost Averaging from the

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      Fixed Account, the Contract Owner will have 60 days to transfer the remaining balance from the Fixed Account to the Sub-Accounts. After the 60th day, if money remains in the Fixed Account, it cannot be moved until the first 60 days following the next anniversary of the Contract. If Liberty Life receives a request to transfer money out of the Fixed Account that is post-marked within 60 days following the Contract Anniversary, the request will be accepted and Liberty Life will process the transfer out of the Fixed Account.

      Currently, automatic transfers through the Dollar Cost Averaging program do not count towards the limit of 20 transfers described above. In the future, we may count such transfers toward the limit. In the event of such a change, written notification will be provided to affected Contract Owners in advance of the effective date of the change.

Payments

9. Subsequent Premium

A.    Underwriting Subsequent Payments

      A Contract Owner may choose to make additional Payments of at least $1,000 each ($10,000 for Contracts issued in New York). We may require evidence of insurability if an increase in the Death Benefit would result from an additional Payment. During the underwriting period, the subsequent Payment may not be applied to the Contract. The Payment will be applied to a non-interest bearing Suspense Account. Upon underwriting approval from the Service Center, the subsequent Payment will be applied to the Fixed Account and the Sub-Accounts, according to the current Payment allocation, unless otherwise elected. Interest will not be credited on the subsequent Payments during the underwriting period. Liberty Life will refuse to accept any additional Payments that would cause the Contract to lose its status as a life insurance contract under the Internal Revenue Code. Additional Payments in excess of guideline premium limitations will result in an increase in Initial Death Benefit, subject to underwriting approval. If the acceptance of a subsequent Payment requires an increase in the Initial Death Benefit to maintain the Contract's qualification as life insurance under the Internal Revenue Code, the Initial Death Benefit will be increased by the minimum amount required to maintain such qualification.

B.    Allocation of Subsequent Payments

      In the application, the Contract Owner must choose an initial allocation of Payment. Additional Payments received, subsequent to the initial Payment will continue to be allocated in accordance with the Owner's instructions in the application unless contrary written instructions are received or the Contract Owner calls the Service Center or Integrated Voice Response Unit and gives contrary instructions. Once a change in allocation is made, all future Payments will be allocated in accordance with the new allocation, unless contrary written instructions are received.

C.    Payment Not Honored By Bank

      If a Payment or portion of a Payment due on a Contract is not honored by the Contract Owner's bank, Liberty Life's bank will resubmit the check to the bank for payment. If the Payment does not clear, Liberty Life will not resubmit the check a third time. If payment is not honored within ten days of the first attempt to deposit the Payment, the Contract will be cancelled. Any charges incurred by the bank are the responsibility of the Contract Owner.

Death

10. Death Benefit

A.    Definition of Due Proof of Death

      Due Proof of Death is defined as the date on which Liberty Life is satisfied that the Insured is deceased. Typically, the receipt of the original Death Certificate or a notarized copy of the Death Certificate

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      and the death claim form satisfies Liberty Life's criteria. Payment of
      Death Benefit proceeds is subject to the Contract provisions regarding suicide, incontestability and misrepresentation and misstatement of age or sex. In addition, payment of Death Benefit proceeds is subject to proof of date of death, satisfactory to Liberty Life and receipt of all other requirements deemed necessary by Liberty Life, including state law requirements. However, in addition to the reasons for delaying payment stated in the Contract, Liberty Life may delay payment if Due Proof of Death is not met. Some instances where Due Proof of Death may not be met include: (1) additional investigation is needed to determine the cause of death, (2) Liberty life has reason to suspect fraud on the part of the Applicant, Insured or claimant, (3) death occurs within the Contract's contestable period, (4) the designated Beneficiary cannot be located, is not competent to receive the Death Benefit proceeds, or may be precluded from receiving the Death Benefit proceeds, 5) different parties have presented conflicting claims to the same Death Benefit proceeds, (6) additional information is required to identify the Beneficiary, or (7) a governmental entity or agency or court has placed a lien or other form of attachment on the Death Benefit proceeds. Provision of a death certificate is not necessarily Due Proof of Death. Liberty Life may decide that the circumstances of certain claims raise questions of whether the insured has died and require additional investigation to establish Due Proof of Death. Liberty Life will pay Death Benefit proceeds out of its General Account and will transfer the Account Value from the Sub-Accounts to the General Account. The excess, if any, of the Death Benefit over the amount transferred will be paid out of the General Account.

B.    Death Benefit Calculation

      When Liberty Life receives Due Proof of Death, the Death Benefit will be calculated as of the actual date of death. Accumulation Units in the Variable Account will be sold on the date Due Proof of Death is received by the Service Center. The proceeds will be placed into a suspense account. Interest will be credited at the rate established by Liberty Life or in accordance with state laws, if greater. Liberty Life will typically pay Death Benefit proceeds within seven days after Liberty Life receives Due Proof of Death.

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Exhibit 1

Subjects of Required Amendments for the Modified Single Payment Variable Life Insurance Contract

A. Incomplete Applications

We can require an amendment if the following questions on the application initially were left blank or corrected, but not initialed by the client.

      1.    Plan of Insurance
      2.    Initial Payment
    3-4.    Insured Name
      6.    Owner Name
      7.    Beneficiary name

     8b.    1st Year Fixed Account Guaranteed Interest Rate
   9-10.    All medical questions (underwriting information)
            Contract Date

Note: If a Contract amendment becomes necessary, we will use the amendment to correct any other area of the application as needed.

B. Other Circumstances Requiring Special Handling

      2. Initial Death Benefit: We will require an amendment if we alter a Contract whose initial Death Benefit is less than originally shown on the initial application. If the Death Benefit is higher than originally shown, we will use an acknowledgement to inform the Contract Owner of the change.

  3a-4a. Birth Date/Age: The initial Death Benefit may be incorrect if the Insured's birth date is wrong on the original application. If as a result of an incorrect birth date, the initial Death Benefit is less than originally shown on the application, we will amend the initial Death Benefit, and the Insured's birth date/age. If the initial Death Benefit is higher than originally shown or has not changed, we will use an acknowledgement to correct the initial Death Benefit, and the Insured's birth date/age.

      7. Beneficiary relationship- amendment required if name and relationship blank or changed.

            Class determination: We will require an amendment if the class determination at issue is less favorable than the rating class originally applied for.

     11. Tobacco Use question: If the answer on the application is blank or changed, we will amend if the question is answered NO. An amendment will not be required if the question is answered YES. With exam requirements, we will use an acknowledgement if the tobacco use question is left blank and the exam is negative for tobacco use. An amendment is required if this question is answered NO or blank on the application and the exam results indicate tobacco use.

            Contract Date: When an initial Payment is collected at the time the Contract is delivered, the Contract Date will be amended. The Contract Date will be assigned the same date that the amendment is signed.

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